Exhibit 99.1

NEWS from Carrington
FOR IMMEDIATE RELEASE

For Information Contact:
Carlton E. Turner, Chief Executive Officer
Bob Schnitzius, Chief Financial Officer
(972) 518-1300

Carrington Announces $8 Million Financing Transaction

Funding for:

    Nasal Powder Platform for H5N1
    Human Clinical Trial
    New Equipment for Operational Efficiencies
    General Corporate Use

IRVING, TEXAS April 26, 2007 Carrington Laboratories, Inc. (Nasdaq: CARN) announced it has entered into definitive agreements with certain institutional investors with respect to an $8 million private placement of convertible debentures and common stock warrants. The first tranche of the transaction of approximately $4.4 million is expected to close today. The second tranche of approximately $3.6 million, which is contingent upon Carrington obtaining shareholder approval of the transaction and other customary closing conditions, is currently scheduled to close within three business days of the date shareholder approval is obtained.

The senior secured convertible debentures will bear interest at a rate of ten percent per year. The debentures being issued at the first closing are convertible into shares of the Company's common stock at an initial conversion price of $2.01. The debentures issued at the second closing will have a conversion price to be determined at that time.

As part of this transaction, Carrington will also issue at the first closing warrants that are exercisable to purchase up to 2,985,075 shares of the Company's common stock at a price of $2.01. The exercise price for warrants to purchase 1,351,216 shares may be subject to reduction at the time of the second closing. The warrants are not exercisable until six months from the date of closing and have a seven-year term. The Company can potentially raise an additional $6 million, if all the investor warrants are exercised in full.

Subject to certain exceptions, the conversion price for the debentures and the exercise price for the warrants will be subject to anti-dilution adjustments. The debentures can be redeemed in full at any time by Carrington, at its option, subject to certain conditions, including triggering the exercisability of certain additional warrants. In addition, under certain circumstances, Carrington can force the conversion of the Debentures, depending on the performance of the Company's common stock.

The Company has agreed to file a shelf registration statement with the Securities and Exchange Commission on the earlier of the tenth day following the second closing or September 30, 2007, registering the resale of the common stock underlying the debentures and the warrants. The securities to be issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from such registration requirements. The Company is required to seek approval of its shareholders to issue shares under the debentures or warrants that would exceed a certain maximum under the rules of NASDAQ. Dawson James Securities, Inc. served as exclusive placement agent.

The Company intends to use the proceeds for the financing to further the development of its DelSite subsidiary's unique drug and vaccine delivery technologies and for general corporate purposes.

Carlton E. Turner, CEO, stated, "Funds will be used to further DelSite's clinical program for the development of its nasal powder delivery system for vaccines and therapeutics. Building on the success of the Phase I safety study of the GelVac™ nasal delivery system, the next Phase I safety of a vaccine in humans will be with the H5N1 (bird flu). Additionally, some funds will be used to develop more efficiencies in our manufacturing processes, improve our gross margins and grow our core business."

About Carrington

Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol® and cosmetic raw material Hydrapol™. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-K, filed April 2, 2007.

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